Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 10:39 AM 12/26/2012 FILED 10:39 AM 12/26/2012 SRV 121387981 - 3099545 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TOPSPlN MEDICAL, INC.

Topspin Medical, Inc. (the (“Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That the board of directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article 1 of the Corporation's Certificate of

Incorporation be amended to read in its entirety as follows:

Article 1: The name of the Corporation is Knowledgetree

Ventures, Inc.

RESOLVED FURTHER, that the foregoing resolutions be submitted to the stockholders of the Corporation for approval in accordance with 8 Del. C. § 242.

SECOND: That the stockholders of the Corporation approved the aforesaid amendment by written consent in accordance with the provisions of§ 228 of the DGCL.

THIROD That the foregoing amendment was duly adopted in accordance with the provisions of § 242 of the DGCL.

IN WITNESS WHEREOF, Topspin Medical, Inc., lnc. has caused this certificate to be signed by a duly authorized officer, this 26th day of December, 2012.

Name: Tamir Kfir Title: CEO